RE:  SECOND AMENDED AND RESTATED  CREDIT  AGREEMENT DATED AS OF JUNE
                 12, 1998 (THE "CREDIT AGREEMENT"), AMONG CLEARVIEW CINEMA GROUP, INC., A DELAWARE CORPORATION (THE "BORROWER"), THE PROVIDENT BANK ("PROVIDENT"), AS AGENT FOR THE LENDERS THEREUNDER, AND THE BANKS AND LENDING INSTITUTIONS SET FORTH THEREIN (THE "LENDERS").

Dear Sirs:

      We refer to our discussions of a proposed merger (the "Merger") of the Borrower and a wholly owned Delaware subsidiary ("Merger Sub") of Cablevision Systems Corporation ("Parent"), the details of which are to be publicly announced in the near future. It is anticipated that the Merger will be documented by a merger agreement between Parent, Merger Sub and the Borrower dated at or about the date hereof (the "Merger Agreement"). After giving effect to merger as contemplated by the Merger Agreement, the Borrower will no longer be a public company, and all of the outstanding capital stock of the Borrower will be indirectly owned by Parent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

      The Borrower requests that Provident on behalf of itself and the other Lenders, agrees with us to waive any violation of Section 6.4, Section 8.1 or
Section 9.1(K) of the Credit Agreement that might otherwise be deemed to exist solely as a result of the execution, delivery or performance of the Merger Agreement, the completion of the merger of the Borrower with Merger Sub or as a result of the Borrower becoming an indirect wholly-owned subsidiary of Parent as a result of the merger.

      Except as otherwise provided herein, the Credit Agreement and each other Loan Document shall remain in full force and effect.